SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

                          WINTON FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

    _________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

         1)    Title of each class of securities to which transaction applies:
               _______________________________________________________________
         2)    Aggregate number of securities to which transaction applies:
               _______________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               _______________________________________________________________
         4)    Proposed maximum aggregate value of transaction:
               _______________________________________________________________
         5)    Total fee paid:
               _______________________________________________________________

[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                  ______________________________________
         2)       Form, Schedule or Registration Statement No.:
                  ______________________________________
         3)       Filing Party:
                  ______________________________________
         4)       Date Filed:

                          WINTON FINANCIAL CORPORATION
                                5511 Cheviot Road
                             Cincinnati, Ohio 45247
                                 (513) 385-3880

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the 2002 Annual Meeting of Shareholders of Winton Financial Corporation ("WFC") will be held at Dante's Restaurant, 5510 Rybolt Road, Cincinnati, Ohio, on January 25, 2002, at 10:00 a.m., Eastern Standard Time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1. To reelect three directors of WFC for terms expiring at the annual meeting of shareholders in 2004;

2. To consider and vote upon the ratification of the selection of Grant Thornton LLP as the auditors of WFC for the current fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of WFC of record at the close of business on December 7, 2001, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof.

         Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                           By Order of the Board of Directors




Cincinnati, Ohio                           Robert L. Bollin
December 17, 2001                          President

                          WINTON FINANCIAL CORPORATION
                                5511 Cheviot Road
                             Cincinnati, Ohio 45247
                                 (513) 385-3880

                                 PROXY STATEMENT

                                     PROXIES

         The enclosed Proxy is being solicited by the Board of Directors of Winton Financial Corporation, an Ohio corporation ("WFC"), for use at the 2002 Annual Meeting of Shareholders of WFC to be held at Dante's Restaurant, 5510 Rybolt Road, Cincinnati, Ohio, on January 25, 2002, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder before exercise by executing a later-dated Proxy or by giving notice of revocation to WFC in writing or in open meeting. Attendance at the Annual Meeting will not, of itself, revoke a Proxy.

         Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified on the Proxy or, in the absence of specific instructions on the Proxy, will be voted:

         FOR the reelection of Robert E. Hoeweler, Timothy M. Mooney and J. Clay Stinnett as directors of WFC for terms expiring at the annual meeting of shareholders in 2004 and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death; and

         FOR the ratification of the selection of Grant Thornton LLP ("Grant Thornton") as the auditors of WFC for the current fiscal year.

         Proxies may be solicited by the directors, officers and other employees of WFC and The Winton Savings and Loan Co., the wholly-owned subsidiary of WFC ("Winton"), in person or by telephone, telegraph, telecopy or mail. WFC may reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners. The cost of soliciting proxies will be borne by WFC.

         Only shareholders of record as of the close of business on December 7, 2001 (the "Voting Record Date"), are eligible to vote at the Annual Meeting and will be entitled to cast one vote for each WFC common share owned. As of the Voting Record Date, there were 4,445,054 votes entitled to be cast at the Annual Meeting.

         This Proxy Statement is first being mailed to shareholders of WFC on or about December 17, 2001.


                                  VOTE REQUIRED

Election of Directors

         Under Ohio law and WFC's Code of Regulations (the "Regulations"), the nominees receiving the greatest number of votes at the Annual Meeting will be elected as directors. Shareholders may not cumulate their votes in the election of directors. Each shareholder will be entitled to cast one vote for each WFC common share owned. WFC common shares as to which the authority to vote is withheld and WFC common shares held by a nominee for a beneficial owner that are represented in person or by proxy at the Annual Meeting, but not voted ("Non-votes") are not counted toward the election of directors or toward the election of the individual nominees specified on the enclosed Proxy. If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified, the WFC common shares held by such shareholder will be voted FOR the reelection of the nominees.

Ratification of Selection of Auditors

         The affirmative vote of the holders of at least a majority of the WFC common shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Grant Thornton as the auditors of WFC for the current fiscal year. The effect of an abstention or a Non-vote is the same as a vote against ratification. If the accompanying Proxy is signed and dated by the shareholder, but no vote is specified, the WFC common shares held by such shareholder will be voted FOR the ratification of the selection of Grant Thornton as auditors.


              VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the only persons known to WFC to own beneficially more than five percent of the WFC common shares as of December 7, 2001:

                                                      Amount and Nature              Percentage of Common
Name and Address                                of Beneficial Ownership (1)          Shares Outstanding (2)
Robert L. Bollin                                         260,552 (3)                        5.70%
3358 Kuliga Park Drive
Cincinnati, Ohio  45248

Merrill Lynch                                            328,748 (4)                        7.40
425 Walnut Street
Cincinnati, Ohio  45202
Attn:  Steve Guggenheim

Daniel P. Randolph                                       239,608 (5)                        5.39
Suite 700
105 East Fourth Street
Cincinnati, Ohio 45202

Henry L. Schulhoff                                       267,260 (6)                        5.93
7 West Seventh Street
Cincinnati, Ohio  45202

___________________________

(1) A person is the beneficial owner of WFC common shares if such person, directly or indirectly, has sole or shared voting or investment power over such shares or has the right to acquire such voting or investment power within 60 days. All WFC common shares are owned directly with sole voting or investment power, unless otherwise indicated by footnote. All stock options granted under the Winton Financial Corporation Stock Option and Incentive Plan, as amended (the "1988 Option Plan"), and the Winton Financial Corporation 1999 Stock Option and Incentive Plan (the "1999 Option Plan") are currently exercisable.

(2) For each person, assumes a total of 4,445,054 WFC common shares outstanding, plus the number of WFC common shares such person may acquire pursuant to the 1988 Option Plan and the 1999 Option Plan, if any.

(3) Includes 128,000 shares that may be acquired upon the exercise of options, 5,115 shares held solely by Mr. Bollin's spouse and 126,077 shares as to which Mr. Bollin shares voting and/or investment power.

(Footnotes continued on next page)

(4) The shares are held by Merrill Lynch, as custodian under The Winton Financial Corporation Employee Stock Ownership Plan (the "ESOP"). Merrill Lynch has investment power with respect to all of such shares and voting power with respect to the shares in the ESOP which have not been allocated to the accounts of participants.

(5) Based on a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") by Daniel P. Randolph. Includes 42,144 shares held by Daniel P. Randolph in an individual retirement account; 178,164 shares owned as trustee under a trust for the benefit of R. Irene Randolph; 10,800 shares owned as trustee under a trust for the benefit of Ronald I. Oldiges; and 8,500 shares owned as trustee under a trust for the benefit of Charles Randolph.

(6) Includes 65,460 shares that may be acquired upon the exercise of options and 17,600 shares owned by the Cathleen Schulhoff Trust, the trustee of which is Mr. Schulhoff's spouse and as to which Mr. Schulhoff disclaims beneficial ownership.


         The following table sets forth certain information with respect to the number of WFC common shares beneficially owned by each director of WFC and by all directors and executive officers of WFC as a group as of December 7, 2001:

                                                      Amount and Nature of                         Percentage of Common
Name and Address (1)                                  Beneficial Ownership                         Shares Outstanding (2)
                                        Sole Voting and/or           Shared Voting and/or
                                         Investment Power             Investment Power
Robert L. Bollin                            129,360 (3)                   131,192 (4)                         5.70%
Robert E. Hoeweler                           67,500 (5)                   131,200                             4.40
Thomas H. Humes                              27,500 (5)                     2,000                              .66
Timothy M. Mooney                            28,500 (6)                        --                              .64
William J. Parchman                         168,060 (7)                    14,095                             4.05
Henry L. Schulhoff                          235,460 (8)                    31,800 (9)                         5.93
J. Clay Stinnett                             28,500 (6)                        --                              .64
All directors and executive
officers of WFC as a group (11
persons)                                    858,216 (10)                  430,518                            25.72

__________________________

(1) Each of the persons listed in this table may be contacted at the address of WFC, 5511 Cheviot Road, Cincinnati, Ohio 45247.

(2)  For  each  person,   assumes  a  total  of  4,445,054   WFC  common  shares
     outstanding, plus the number of WFC common shares such person may acquire pursuant to the 1988 Option Plan and the 1999 Option Plan.

(3)  Includes 128,000 shares that may be acquired upon the exercise of options.

(4)  Includes 5,057 shares held solely by Mr. Robert L. Bollin's spouse.

(5) Consists solely of shares that may be acquired upon the exercise of options.

(6)  Includes 27,500 shares that may be acquired upon the exercise of options.

(Footnotes continued on next page)

(7)  Includes 52,500 shares that may be acquired upon the exercise of options.

(8)  Includes 67,500 shares that may be acquired upon the exercise of options.

(9) Includes 17,600 shares owned by the Cathleen Schulhoff Trust, the trustee of which is Mr. Schulhoff's spouse, and as to which Mr. Schulhoff disclaims beneficial ownership.

(10) Includes 565,960 shares that may be acquired upon the exercise of options.


                     PROPOSAL ONE - REELECTION OF DIRECTORS

         The Regulations provide for a Board of Directors consisting of seven persons, divided into two classes, one of which consists of three directors and the other of which consists of four directors. Each class serves for a two-year period. Each of the directors of WFC is also a director of Winton.

         Nominees for election as directors are designated by the directors. In accordance with Section 2.03 of the Regulations, nominees for election as directors may also be proposed by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of WFC by the later of the February 1st immediately preceding the next annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent meeting of shareholders held to elect of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of WFC common shares owned either beneficially or of record by each such nominee and the length of time such WFC common shares have been so owned.

         The Board of Directors proposes the reelection of the following directors to terms which expire at the annual meeting of shareholders in 2004 and until their respective successors are elected or until their earlier resignation, removal from office or death:


Name                            Age (1)                 Position(s) Held                  Director Since
Robert E. Hoeweler                 54                       Director                           1989
Timothy M. Mooney                  54                       Director                           1996
J. Clay Stinnett                   50                       Director                           1996

__________________________

(1)  As of December 7, 2001.


         If any nominee is unable to stand for election, the Proxies will be voted for such substitute as the Board of Directors recommends. As of the date of this proxy statement, the Board of Directors knows of no reason why any nominee would be unable to serve if elected.

         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                   Age (1)             Position(s) Held            Director Since           Term Expires
Robert L. Bollin (2)                  49            Director and President              1989                    2003
William J. Parchman                   82         Director and Chairman of the           1989                    2003
                                                             Board
Henry L. Schulhoff                    57                   Director                     1989                    2003
Thomas H. Humes                       52                   Director                     1996                    2003

__________________________

(Footnotes on next page)

(1)  As of December 7, 2001.

(2) Robert L. Bollin, a director and the President of WFC, is a brother of Gregory J. Bollin, a Vice President of WFC.


     Robert E. Hoeweler, a certified public accountant, has served since 1990 as the President of the Hoeweler Group, a group of family-owned companies which includes Aluminum Extruded Shapes, Inc.

     Timothy M. Mooney has served since 1996 as Executive Vice President and Chief Financial Officer of Kendle International Inc., a clinical research organization in Cincinnati.

     J. Clay Stinnett has served since 1993 as President and a director of J.R. Concepts, Inc., a direct mail advertising company in Cincinnati.

     Robert L. Bollin has served since 1988 as the President and a director of Winton and since 1989 as the President and a director of WFC.

     William J. Parchman has served since 1947 as a director of Winton and since 1996 as Chairman of the Board. Prior to his retirement, Mr. Parchman was the President of Parchman & Oyler Company Realtors.

     Henry L. Schulhoff has served since 1976 as the President of Schulhoff and Company, Inc., a local investment counseling firm.

     Thomas H. Humes has served since 1978 as President of Great Traditions Land and Development Co., a real estate and land development company in Cincinnati.

Meetings of Directors

     The Board of Directors of WFC met 12 times for regularly scheduled meetings during the fiscal year ended September 30, 2001. Each director attended at least 75% of the aggregate of such meetings.

     The Board of Directors of Winton met 12 times for regularly scheduled and special meetings during the fiscal year ended September 30, 2001. Each director attended at least 75% of the aggregate of such meetings, except Mr. Parchman.

Committees of Directors

     The only committee of WFC is the Audit Committee. The members of WFC's Audit Committee are Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Audit Committee is to communicate with WFC's outside auditors and to recommend to the Board of Directors a firm of accountants to serve as independent auditors for WFC. See "Audit Committee Report." The Audit Committee met twice during the fiscal year ended September 30, 2001.

     The Board of Directors does not have a nominating committee. Nominations for election of members of the Board of Directors are made by the entire Board of Directors. See "Election of Directors."

     The committees of the Board of Directors of Winton include an Executive Committee, a Loan Committee, a Compensation Committee, an ESOP Committee and a Stock Option Committee.

     The members of the Winton Executive Committee are Robert L. Bollin,  Robert
E. Hoeweler, William J. Parchman and Henry L. Schulhoff. The function of the Executive Committee is to examine, together with management, levels and methods of investment, to review and evaluate alternative and additional investment programs and to consider and establish interest rates on the various forms of savings deposits and mortgage loans. The Executive Committee met 34 times during the fiscal year ended September 30, 2001.

     Winton's Loan Committee is comprised of William J. Parchman and Henry L. Schulhoff. Robert L. Bollin serves as alternate. The function of the Loan Committee is to approve loan applications and exercise the authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Loan Committee met 33 times during the fiscal year ended September 30, 2001.

     Winton's Compensation Committee consists of Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett. The function of the Compensation Committee is to confer with management and make recommendations to the Board of Directors regarding the compensation of Winton's executive officers and employees. The Compensation Committee met twice during the fiscal year ended September 30, 2001.

     The ESOP Committee presently consists of Timothy M. Mooney, Robert E. Hoeweler and William J. Parchman. The ESOP Committee administers the ESOP. The ESOP Committee met once during the fiscal year ended September 30, 2001.

     The Winton Stock Option Committee is responsible for administering the stock option plans, including interpreting the 1988 Option Plan and the 1999 Stock Option Plan and awarding options pursuant to the terms of the 1999 Stock Option Plan. The Winton Stock Option Committee met once during the fiscal year ended September 30, 2001. The current members of the Stock Option Committee are Thomas H. Humes, Timothy M. Mooney and J. Clay Stinnett.


                               EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the current executive officers of WFC, other than those who are also directors:

Name                                    Age(1)               Position(s) Held
Gregory J. Bollin                         47                 Vice President
Jill M. Burke                             39                 Chief Financial Officer
Mary Ellen Lovett                         63                 Vice President
Gregory P. Niesen                         35                 Treasurer and Secretary


_____________________________

(1)  As of December 7, 2001.


     Gregory J. Bollin is a Vice President of WFC, a position he has held since January 1994. Mr. Bollin also serves as Executive Vice President of Winton, a position he has held since January 1993. Mr. Bollin is the brother of Robert L. Bollin.

     Jill M. Burke is the Chief Financial Officer of WFC and Winton, positions she has held since 1989.

     Gregory P. Niesen has served as Treasurer of WFC since February 2000 and as Secretary of WFC since October 2000. Prior to his employment by WFC, Mr. Niesen served as the Treasurer/Chief Financial Officer of Glenway Financial Corporation and as the Senior Vice President/Chief Financial Officer of Centennial Savings Bank for four years.

     Mary Ellen Lovett is a Vice President of WFC, a position she has held since January 1994. Ms. Lovett also serves as Senior Vice President of Winton, a position she has held since January 1993.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

         WFC does not pay directors fees. Each director of Winton receives an annual fee of $12,000 for meetings of the Board of Directors and an additional $200 for each Winton Board of Directors' committee meeting attended.

Executive Compensation

         WFC does not pay any compensation to its executive officers. Executive officers of Winton are compensated by Winton for services rendered to Winton. Except for the President, the Executive Vice President and the Chief Financial Officer of Winton, no director or executive officer of WFC received more than $100,000 in salary and bonus payments from Winton during the year ended September 30, 2001.

         The following table sets forth certain information with respect to compensation paid to the President, the Executive Vice President and the Chief Financial Officer of Winton (the "Named Executive Officers"):

                           Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------
                                                                                 Long Term
                                                    Annual Compensation     Compensation Awards
                                                                                                     All Other
--------------------------------------------------------------------------------------------------------------------
                                                                                Options/SARs       Compensation
  Name and Principal Position         Year        Salary($)     Bonus($)           (#)(1)               ($)
--------------------------------------------------------------------------------------------------------------------
  Robert L. Bollin,                   2001         $191,500      $17,000             12,500          $7,470 (2)
    President                         2000          182,538       62,000             12,500           6,634 (2)
                                      1999          173,327       62,000             15,000           7,725 (2)

  Gregory J. Bollin,                  2001         $134,500      $14,000              7,500          $5,656 (3)
    Executive Vice                    2000          131,892       44,000              7,500           6,072 (3)
    President                         1999          126,400       44,000             10,000           6,554 (3)

  Jill M. Burke,                      2001          $91,500      $15,000              7,500          $3,825 (4)
    Chief Financial Officer           2000           84,500       27,000              7,500           4,353 (4)
                                      1999           75,961       30,000             10,000           4,831 (4)

___________________________

(1) These figures represent the number of WFC common shares underlying options granted to the named individuals during the year indicated pursuant to the 1988 Option Plan the 1999 Option Plan.

(2) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited WFC common shares in the ESOP of $4,871, $4,153 and $5,371 allocated to Mr. Robert L. Bollin's account and $2,599, $2,481 and $2,354 in matching contributions to The Winton Savings and Loan Co. 401(k) Profit Sharing Plan (the "401(k) Plan") for Mr. Robert L. Bollin's account for the years ended September 30, 2001, 2000, and 1999, respectively.

(3) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited WFC common shares in the ESOP of $4,157, $4,153 and $5,371 allocated to Mr. Gregory J. Bollin's account and $1,499, $1,919 and $1,183 in matching contributions to the 401(k) Plan for Mr. Gregory J. Bollin's account for the years ended September 30, 2001, 2000 and 1999, respectively.

(Footnotes continued on next page)

(4) Consists of cash or stock contributions to the ESOP or the reallocation of forfeited WFC common shares in the ESOP of $2,475, $2,724 and $3,557 allocated to Ms. Burke's account and $1,350, $1,629 and $1,274 in matching contributions to the 401(k) Plan for Ms. Burke's account for the years ended September 30, 2001, 2000 and 1999, respectively.


Option Plans

         The following table sets forth information regarding all grants of options to purchase WFC common shares made to the Named Executive Officers during the fiscal year ended September 30, 2001:

                                                 Option/SAR Grants In Last Fiscal Year
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Potential Realizable
                                                                                                        Value at Assumed Annual
                                                                                                         Rates of Stock Price
                                                                                                           Appreciation for
                                                  Individual Grants                                           Option Term
                          -----------------------------------------------------------
                               Number of               % of Total
                               Securities         Options/SARs Granted    Exercise or
                          Underlying Options/        to Employees in       Base Price    Expiration
Name                      SARs Granted (#)(1)        2001 Fiscal Year      ($/Share)        Date         5% ($)       10% ($)

Robert L. Bollin                  12,500                 10.01%              $8.75         5/8/11        $68,785      $174,316

Gregory J. Bollin                  7,500                  6.00                8.75         5/8/11         41,271       104,589

Jill M. Burke                      7,500                  6.00                8.75         5/8/11         41,271       104,589

__________________________

(1) The options were granted on May 8, 2001 under the 1999 Option Plan. The options are non-qualified stock options.


         The following table sets forth information regarding the number and value of unexercised options granted pursuant to the 1988 Option Plan and the 1999 Option Plan held by the Named Executive Officers. No SARs have been granted under either the 1988 Option Plan or the 1999 Option Plan.

                                    Aggregate Option/SAR Exercises in Last Fiscal Year  and 9/30/01 Option Values
                                  ----------------------------------------------------------------------------------
                                                                                                         Value of
                                                                          Number of Securities     Unexercised In-the-
                                                                         Underlying Unexercised        Money Options
                                                                         Options at 9/30/01(#)       at 9/30/01($)(1)

                                                                              Exercisable/             Exercisable/
                                 Shares Acquired          Value              Unexercisable             Unexercisable
Name                              on Exercise(#)      Realized ($)
Robert L. Bollin                         -                   -                  128,000/ -                 $280,385/ -
Gregory J. Bollin                        -                   -                   73,000/ -                 $151,875/ -
Jill M. Burke                            -                   -                   51,000/ -                $  88,375/ -

_______________________

(Footnote on next page)

(1) An option is "in-the-money" if the fair value of the underlying stock exceeds the exercise price of the option. The figure represents the value of such unexercised options, determined by multiplying the number of unexercised options by the difference between the exercise price of such options and the $9.00 closing bid price for the WFC common shares reported by the American Stock Exchange ("AMEX"), on September 28, 2001.


Employment Agreements

         Effective June 1, 2001, WFC and Winton entered into employment agreements with Robert L. Bollin, President of WFC and Winton, Gregory J. Bollin, Vice President of WFC and Executive Vice President of Winton, and Jill
M. Burke, Chief Financial Officer of WFC and Winton, which expire on June 1, 2004. Each employment agreement has a term of three years and provides for an annual salary of not less than $208,500 for Robert L. Bollin, $148,500 for Gregory J. Bollin and $106,500 for Jill M. Burke and an annual salary and performance review by the Boards of Directors. The employment agreements require the inclusion of Robert L. Bollin, Gregory J. Bollin and Jill M. Burke in any formally established employee benefit, bonus, pension and profit sharing plans for which senior management personnel are eligible and also provide for vacation and sick leave.

         WFC and Winton may terminate the employment agreements at any time. If the employment of any of Robert L. Bollin, Gregory J. Bollin or Jill M. Burke is terminated during the three-year term of their agreements for any reason other than "just cause" or a "change of control" of WFC or Winton (as defined in the agreements), he or she will be entitled to receive his or her annual compensation for the remainder of the three-year term of the agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

        If WFC or Winton terminates the employment of Robert L. Bollin, Gregory
J. Bollin or Jill M. Burke, or if their positions or responsibilities are substantially changed, in connection with or within one year of a change of control of WFC or Winton, he or she will be entitled to receive an amount equal to three times his or her then current annual compensation, subject to reduction to the extent necessary to comply with certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Internal Revenue Service and regulations of the Office of Thrift Supervision ("OTS"). He or she will also be entitled to continued benefits under all benefit plans until the earliest to occur of the expiration of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer. Assuming employment termination in connection with such a change of control, the maximum payment to Robert L. Bollin, Gregory J. Bollin and Jill M. Burke would be $625,500, $445,500 and $319,500, respectively, or three times the greater of the minimum salary levels in the agreements or the salary levels for fiscal 2001 reflected in the Summary Compensation Table above.

Compensation Committee Report

         As a unitary savings and loan holding company, the business of WFC consists principally of holding the stock of Winton. The functions of the executive officers of WFC, who are also the executive officers of Winton, pertain primarily to the operations of Winton. The executive officers receive their compensation, therefore, from Winton, rather than from WFC. The Compensation Committee of Winton has furnished the following report concerning executive compensation:

                      Process for Determining Compensation

         WFC has not paid any cash compensation to its executive officers since its formation. All executive officers of WFC also currently hold positions with Winton and receive cash compensation from Winton. Decisions on cash compensation of Winton's executives are made by the three-member Compensation Committee of Winton's Board of Directors.

         The Compensation Committee reviews the compensation levels of the executive officers, including the CEO, each year. The Compensation Committee utilizes independent surveys of compensation of officers in the thrift industry, taking into account comparable asset bases and geographic locations. The Compensation Committee also assesses each particular executive officer's contribution to WFC and Winton, the skills and experiences required by his/her position and the potential of the executive officer. Based on the foregoing factors, recommendations are made by the Compensation Committee to the Board of Directors of Winton. Such recommendations are reviewed by the Board of Directors of Winton, except that directors who are also executive offices do not participate in deliberations regarding their own respective compensation.

            Compensation Policies toward Executive Officers Generally

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and shareholder value. The cash compensation program for executive officers consists of the following three elements: a base salary component, a discretionary cash bonus, and an incentive component payable under an incentive plan (the "Incentive Plan").

         The objectives of the discretionary cash bonuses are to motivate and reward the executive officers based on each individual's contribution to the total performance of Winton and WFC and to reinforce a strong performance orientation.

         The objectives of the Incentive Plan are to motivate and reward the executive officers in connection with the accomplishment of annual objectives of Winton and WFC, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long range business results and to provide a competitive compensation package which will attract, reward and retain individuals of the highest quality. For the President, the Executive Vice President and the Chief Financial Officer of Winton and WFC, incentive awards are determined as a percentage of gross income, which percentage is calculated utilizing a corporate goal factor and a performance factor. The corporate goal factor is based upon WFC's achievement of certain levels of earnings and a predetermined return on equity. The performance factor is based upon the particular executive officer's performance during the preceding year.

                       Determination of CEO's Compensation

         The Compensation Committee based the compensation of Mr. Robert L. Bollin in 2001 on the policies described above for executive officers. The corporate profitability measurements considered were return on equity, net income, earnings per WFC common share and return on assets. Additional corporate goals considered were merger and acquisition activities, continued updating and implementation of Winton's strategic plan and subsidiary oversight and progress. The Compensation Committee believes that the level of compensation paid to Mr. Robert L. Bollin in 2001 was fair and reasonable when compared with compensation levels in the thrift industry reported in various independent surveys. The compensation earned by Mr. Robert L. Bollin in 2001 reflects the significant management and leadership responsibilities required of him and the effective manner in which those responsibilities were fulfilled.

Submitted by the Compensation Committee of Winton's Board of Directors

Thomas H. Humes
Timothy M. Mooney
J. Clay Stinnett

Compensation Committee Interlocks

         During fiscal 2001, no member of the Compensation Committee was a current or former executive officer or employee of WFC or Winton or had a reportable business relationship with WFC or Winton.

Performance Graph

         The following graph compares the cumulative total return on WFC's common shares for the fiscal year ended September 30, 2001, with the cumulative total return of the SNL Thrift Index, which is an index of thrifts whose shares are traded on The New York Stock Exchange, AMEX or The Nasdaq Stock Market, the SNL Bank Index, which is an index of banks whose shares are traded on The New York Stock Exchange, AMEX or The Nasdaq Stock Market, and the cumulative total return of the Standard and Poor's 500 for the same period. In previous fiscal years, WFC has used the SNL Bank Index as an indicator of how WFC compares to other peers in its line of business. WFC believes that the SNL Thrift Index is a better index to use as a comparison because Winton is chartered as a thrift institution, not a bank.



            [Total perfomance graph plotting points set forth below]


















Index                        09/30/1996   09/30/1997   09/30/1998   09/30/1999   09/29/2000    09/28/2001
----------------------------------------------------------------------------------------------------------
Winton Financial Corp.           100.00       145.51       201.63       256.53       168.90        170.20
SNL Bank Index                   100.00       153.24       145.92       164.57       191.14        192.42
SNL Thrift Index                 100.00       171.80       151.71       141.90       167.32        222.20
S&P 500 Index                    100.00       137.82       147.97       186.62       209.00        151.34

                        CERTAIN TRANSACTIONS WITH WINTON

         Some of the directors and officers of WFC and Winton were customers of and had transactions with Winton in the ordinary course of Winton's business during the two years ended September 30, 2001. All loans and commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of WFC, do not involve more than a normal risk of collectibility or present other unfavorable features.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of WFC is comprised of three directors, all of whom are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee is responsible for overseeing WFC's accounting functions and controls, as well as recommending to the Board of Directors an independent accounting firm to audit WFC's financial statements. The Audit Committee has adopted a charter to set forth its responsibilities (the "Charter").

         As required by the Charter, the Audit Committee received and reviewed the report of Grant Thornton regarding the results of its audit, as well as the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of WFC. A representative of Grant Thornton also discussed with the Audit Committee the independence of Grant Thornton from WFC, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Grant Thornton included the following:

o Grant Thornton's responsibilities in accordance with generally accepted auditing standards
o The initial selection of, and whether there were any changes in, significant accounting policies or their application
o    Management's judgments and accounting estimates
o    Whether there were any significant audit adjustments
o    Whether there were any disagreements with management
o    Whether there was any consultation with other accountants
o Whether there were any major issues discussed with management prior to Grant Thornton's retention
o    Whether Grant Thornton encountered any difficulties in performing the audit
o    Grant Thornton's judgments about the quality of WFC's accounting principles
o Grant Thornton's responsibilities for information prepared by management that is included in documents containing audited financial statements

         Based on its review of the financial statements and its discussions with management and the representative of Grant Thornton, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2001, to be filed with the Commission.

Submitted by the Audit Committee of WFC's Board of Directors

Thomas H. Humes
Timothy M. Mooney
J. Clay Stinnett

Audit Fees

         During the fiscal year ended September 30, 2001, Grant Thornton billed WFC $50,675 in fees for professional services in connection with the audit of WFC's annual financial statements and the review of financial statements included in WFC's Forms 10-Q.

Financial Information Systems Design and Implementation Fees

         During the 2001 fiscal year, WFC did not incur fees for professional accounting services to design, implement or manage hardware or software that collects or generates information significant to WFC's financial statements.

All Other Fees

         During fiscal year 2001, Grant Thornton billed WFC $21,770 in fees for services rendered by Grant Thornton for all accounting services other than the services discussed under the headings Audit Fees and Financial Information Systems Design and Implementation Fees above.


                      PROPOSAL TWO - SELECTION OF AUDITORS

         The Board of Directors has selected Grant Thornton as the auditors of WFC for the current fiscal year and recommends that the shareholders ratify the selection. Grant Thornton has audited the financial statements of WFC or Winton since 1985. Management expects that a representative of Grant Thornton will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton as auditors for the current fiscal year.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires WFC's officers and directors and persons who own 10% or more of the common shares of WFC to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, directors and 10% or greater shareholders are required by the Commission's regulations to furnish WFC with copies of all Forms 3, 4 and 5 they file.

         Based on WFC's review of the copies of such forms it has received, WFC believes that all of its officers, directors and 10% or greater shareholders complied with all filing requirements applicable to them with respect to transactions during 2001.

                 PROPOSALS OF SECURITY HOLDERS AND OTHER MATTERS

         Any proposals of qualified shareholders intended to be included in the proxy statement for the 2003 Annual Meeting of Shareholders of WFC should be sent to WFC by certified mail and must be received by WFC not later than August 19, 2002. In addition, if a shareholder intends to present a proposal at the 2003 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by November 2, 2002, then the proxies designated by the Board of Directors of WFC for the 2003 Annual Meeting of Shareholders of WFC may vote in their discretion on any such proposal any WFC common shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

         Management knows of no other business which may be brought before the Annual Meeting, including matters incident to the conduct of the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                             By Order of the Board of Directors




Cincinnati, Ohio                             Robert L. Bollin
December 7, 2001                             President

                                 REVOCABLE PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WINTON
         FINANCIAL CORPORATION FOR THE WINTON FINANCIAL CORPORATION 2002
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 25, 2002

         The undersigned shareholder of Winton Financial Corporation, an Ohio corporation ("WFC"), hereby constitutes and appoints Thomas H. Humes and Henry
L. Schulhoff, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of WFC to be held at Dante's Restaurant, 5510 Rybolt Road, Cincinnati, Ohio on January 25, 2002, at 10:00 a.m. (the "Annual Meeting"), all of the shares of WFC which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1.   To reelect the following three directors for terms expiring in 2004.

                               Robert E. Hoeweler
                                Timothy M. Mooney
                                J. Clay Stinnett

     [    ]   FOR all nominees                   [    ]   WITHHOLD authority to
              (except as marked to the                    vote for all nominees:
              contrary below):

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).


-------------------------------------------------------------------------------


2. The ratification of the selection of Grant Thornton LLP, as the auditors of WFC for the current fiscal year.


     [    ]  FOR                [    ]  AGAINST             [    ]  ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1 and 2.

         IMPORTANT: Please sign and date this Proxy on the reverse side

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2002 Annual Meeting of Shareholders of WFC and of the accompanying Proxy Statement is hereby acknowledged.

Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.



-----------------------------------       -------------------------------------
Signature                                 Signature


Dated:                                    Dated:
      -----------------------------             -------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WFC. PLEASE SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.
























                                      -2-